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                                  EXHIBIT 23.2

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                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated January 30, 2002 accompanying the financial statements of Citizens South Banking Corporation (formerly Gaston Federal Bancorp, Inc.) and subsidiaries as contained in the Rregistration Statement on Form S-1 and the Form AC of Citizens South Banking Corporation and subsidiaries to be filed with the Securities and Exchange Commission and the Office of Thrift Supervision on or about June 25, 2002. We consent to the use of the aformentioned reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts" in the Prospectus.

/s/ Cherry, Bekaert & Holland, L.L.P.


Gastonia, North Carolina
June 25, 2002